EXHIBIT 10.2



           OUTSIDE DIRECTORS RETAINER CONTINUATION PLAN
                   AS AMENDED, DECEMBER 17, 1992



     As an element of the compensation of outside directors who are not employees of Washington Trust Bancorp, Inc. ("WTB") or any WTB subsidiary, such outside directors shall receive the following benefit after leaving service as a director:

     1. The benefit shall be the regular quarterly retainer in effect at the time of the director's departure from the WTB or subsidiary Board of Directors (the "Board"), payable for a number of years equal to the number of years (or fractions thereof) for which the director served as a regular director of WTB or subsidiary thereof. The benefit will be paid quarterly to coincide with the quarterly retainer fee payments to active directors.

     2. The benefit shall be payable only to outside directors who (a) leave service as a director after the date of adoption of this resolution, and (b) have not been removed for cause.

     3. No benefit will be paid to a retired director who without the consent of WTB is engaged in or affiliated with any business entity or activity which directly or indirectly competes with WTB or any of its subsidiaries.

     4. For purposes of calculating the duration of a director's service as an outside regular director of WTB under this resolution, there shall be added to such service service as an outside regular director of any bank subsidiary of WTB, including service before it became a subsidiary of WTB, and any bank which merged with such bank subsidiary before it became a subsidiary of WTB. Simultaneous service with WTB and a bank subsidiary shall not be cumulated.

     5. In the case of a director who retires or resigns from the Board, the benefit shall be payable commencing upon the date of the director's departure from the Board. If a director retires or resigns from the Bank before attaining age 65, the benefit shall be reduced by 5% for each year or fraction thereof that the director is less than age 65, but the benefit shall not be reduced by more than 50%.

     6. In the case of a director who dies in service or before commencement of payment of the benefit, 50% of the benefit that would have been payable to the director (with no reduction for the director's age at death) shall be paid in quarterly payments commencing immediately to the director's surviving spouse, if any, for the lesser of the spouse's life or the length of the deceased director's Board service.

     7. In the event of a director's death after retirement but before completion of all payments due, the remaining payments (with the amount reduced by 50%) will be paid to the director's surviving spouse, if any, for the lesser of the spouse's life or the remainder of the length of the deceased director's Board service.

     8. Accrued and unpaid benefits under this resolution will be an unfunded and unsecured obligation of The Washington Trust Company. The Board may amend, suspend or terminate this plan or any benefits under it at any time, but no amendment, suspension or termination shall, without the consent of a director, impair the rights of the director in any benefits therefore accrued under the plan.